Exhibit 99.1

December 4, 2014

Statement by Asta Funding, Inc. Board of Directors, Gary Stern, CEO

It is with deep sadness we announce that Herman Badillo, Director of Asta Funding, Inc. passed away on Wednesday, December 3, 2014. Herman has been a friend and mentor of our company since the founding of the public company in 1995, as he was elected as one of the first independent directors of our company. Herman had a long and distinguished career prior to joining Asta’s board. Herman was a founding member of the law firm Fischbein Badillo Wagner & Harding, a law firm located in New York City. During his political career he was Special Counsel to the Mayor of New York City for Fiscal Oversight of Education and a member of the Mayor’s Advisory Committee on the Judiciary. Herman served as Bronx Borough President from 1966 to 1970, a United States Congressman from 1971 to 1978 and Deputy Mayor of New York City from 1978 to 1979.

Herman was born in Caguas, Puerto Rico in 1929. When he was 11 years old, after both of his parents died of tuberculosis, he was sent to live with his aunt in New York City. After graduating from the public school system at Haaran High School Herman attended and earned a Bachelor’s degree from the City College of New York in 1951. In 1954 he received an LL.B. from Brooklyn Law School, graduating first in his class. The next year he was admitted to the New York State Bar. In 1956, he also became a certified public accountant.

We send our heartfelt condolences to his wife Gail and to all those that were impacted by Herman’s life work.